SETTLEMENT AGREEMENT


     This Agreement (this "Agreement") dated as of December 15, 2006 is entered into between DELCATH SYSTEMS, INC., a Delaware corporation having its principal place of business in Stamford, Connecticut (the "Company"), and M. S. Koly, an individual residing in Darien, Connecticut ("Mr. Koly").

     WHEREAS the Company and Mr. Koly are parties to an Employment Agreement dated as of April 10, 1996, as amended (as so amended, the "Employment Agreement"), pursuant to which Mr. Koly has acted as President and Chief Executive Officer of the Company; and

     WHEREAS, the Company has adopted the Delcath Systems, Inc. Change in Control Arrangement for Directors effective April 29, 2004 (the "Change in Control Arrangement"), which provides, among other things, that Mr. Koly will receive a lump sum payment from the Company upon the occurrence of certain events; and

     WHEREAS, Mr. Koly is a beneficiary of the Trust Agreement under the Delcath Systems, Inc. Executive Employment Agreement and Directors Change in Control Arrangement made as of October 27, 2005 (the "Trust"); and

     WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its stockholders that Mr. Koly no longer serve as President and Chief Executive Officer and Treasurer of the Company; and

     WHEREAS, the Company and Mr. Koly have agreed to resolve any claims that Mr. Koly may have under the Employment Agreement or the Change in Control Arrangement;

     NOW, THEREFORE, the Company and Mr. Koly hereby agree as follows:

     1. Mr. Koly hereby resigns as President and Chief Executive Officer and Treasurer of the Company and from any other office held by him in the Company effective as of the date hereof.

     2. Mr. Koly will be paid his regular salary through December 31, 2006 and a lump sum amount equal to $650,000, such lump sum amount to be paid to Mr. Koly on January 2, 2007 and, pending such payment, to be held in escrow by Murtha Cullina LLP. Mr. Koly acknowledges that it is his current intention to use a portion of such payment to exercise options to purchase Common Stock of the Company held by him.

     3. For the period from the date hereof through September 30, 2008, the Company will continue to provide health insurance coverage to Mr. Koly comparable to that currently provided to him by the Company.



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     4. The Company and Mr. Koly hereby agree to the termination of the
Employment Agreement.

     5. Mr. Koly hereby relinquishes any rights that he might have under the Change in Control Arrangement or as a beneficiary of the Trust.

     6. The Company hereby confirms to Mr. Koly that all outstanding options to purchase shares of the Company's Common Stock held by him are currently exercisable.

     7. Mr. Koly hereby agrees that, for a period of 60 days from the date hereof, he will consult with the Company's Interim Chief Executive Officer upon the reasonable request of the Interim Chief Executive Officer, and the Company hereby agrees to reimburse Mr. Koly for any reasonable out of pocket expenses incurred by Mr. Koly in connection with his consultation with the Interim Chief Executive Officer.

                            [SIGNATURE PAGE FOLLOWS]


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     WITNESS, the signatures of the undersigned as of this 15th day of December
2006.

                                            DELCATH SYSTEMS, INC.



                                            By:       /s/ RICHARD TANEY
                                                -----------------------------
                                                     Richard Taney
                                                     Interim Chief Executive
                                                     Officer



                                                     /s/ M. S. KOLY
                                            ---------------------------------
                                                         M. S. Koly